IMPORTANT SHAREHOLDER UPDATE

Franklin LifeSmart 2015 Retirement Target Fund

a series of Franklin Fund Allocator Series

URGENT PROXY VOTING REQUEST

Dear Shareholder:

We recently mailed you proxy materials regarding the Special Meeting of Shareholders for the Franklin LifeSmart 2015 Retirement Target Fund, a series of Franklin Fund Allocator Series to be held on April 11, 2016.   These materials describe the proposals and ask for your vote on these important issues. Our records indicate that we have not received your vote. We encourage you to vote as soon as possible so we can obtain a sufficient number of votes to hold the meeting.

Voting is quick and easy. Please vote now using one of these methods	1. Vote By Internet
Please visit the website noted on the enclosed proxy voting card and follow the online instructions.
2. Vote by Touch-Tone Phone
Please call the toll-free number printed on the enclosed proxy voting card and follow the recorded instructions. The service is available 7 days a week, 24 hours a day.
3. Vote by Mail
Please mail your signed proxy voting card(s) in the postage-paid envelope.

PLEASE VOTE YOUR PROXY NOW

The Board of Trustees recommends that you vote “FOR” the proposals.

If you have already voted, thank you for your response.  If you have any further questions, please contact our Proxy Solicitor, Boston Financial Data Services, toll free at 1-844-700-1482.  In addition, all proxy materials are conveniently available online at the website noted on the enclosed proxy voting card.  We appreciate your immediate attention. Thank you.

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